GOLDRANGE RESOURCES, INC.

A Nevada Corporation

November 30, 2006

JMT Resources, Ltd.

REO Energy, Ltd.

Benco Operating, Inc.

Gentlemen:

The purpose of this Letter of Intent (this “LOI”) is to set forth certain understandings and agreements between JMT Resources, Ltd., REO Energy, Ltd., and Benco Operating, Inc hereinafter referred to as the (“Contributors or individually as Contributor”) and Goldrange Resources, Inc., a Nevada corporation (the “Company”) (Contributors and the Company are sometimes collectively referred to as the “Parties” or individually as the “Party”), with respect to the potential transactions set forth on Exhibit A on the terms and subject to the conditions set forth thereon and below.

Upon execution of this LOI by the Parties, the paragraphs set forth below will constitute the legally binding and enforceable agreement of the Parties hereto, in recognition of the significant costs to be borne by Parties in pursuing the transaction and further in consideration of their mutual undertakings as to the matters described herein. The terms in Exhibit A will not be binding upon either party until and if definitive agreements between the parties incorporating these terms have been executed and become effective. The terms contained in Exhibit A are not intended to create rights in favor of the parties with respect to the transaction and are subject to change based upon the results of due diligence. The obligations of the parties to consummate any transaction will be subject in all respects to the negotiation, execution and delivery of definitive agreements approved by the respective Boards of Directors and/or Managers of the Contributors and Company and the satisfaction of conditions contained in Exhibit A together with any other conditions negotiated by the Parties.

1.	Negotiation of a Definitive Agreement.

(a)          The Company and the Contributors agree to act in good faith to negotiate a definitive agreement containing the terms of Exhibit A. If such definitive agreement is not negotiated and executed on or before December 31, 2006 (the “Termination Date”), the obligation to negotiate terminates.

2.     Due Diligence Investigation and Confidentiality. The Contributors will afford Company and its agents reasonable opportunity and access during normal business hours to inspect, investigate and review the assets, liabilities, finances, contracts, and operations of the Contributors. Company will conduct this inspection, investigation and review in a reasonable manner during regular business hours, and hereby acknowledges that its initial due diligence review, including a fairness opinion has been initiated and is ongoing.

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(a)          The Company agrees to use all information concerning the assets of the Contributors furnished by or on behalf of the Contributors hereunder (collectively, the “Confidential Information”) solely for the purpose of evaluating the transactions contemplated hereby. The Confidential Information will be kept confidential by Company and its agents unless required to be disclosed by law, disclosed pursuant to the Contributor’s written consent or otherwise becomes nonconfidential as described in subparagraph 2(c) below. If the transactions are not consummated, the Company will return all Confidential Information as may be requested by the Contributors. The provisions of the last three sentences of this paragraph shall survive termination of this LOI.

(b)          The term “Confidential Information” shall not be deemed to include information which: (i) is now, or hereafter becomes, through no act or failure to act on the part of the receiving party, generally known or available; (ii) is known by the receiving party at the time of receiving such information as evidenced by its records; (iii) is hereafter furnished to the receiving party by a third party, as a matter of right and without restriction on disclosure; (iv) is independently developed by the receiving party without any breach of this LOI; or (v) is the subject of a written permission to disclose provided by the disclosing party.

3.     Disclosure. Before the consummation of the transactions, except as required by law and based on the advice of legal counsel and except for a general description of a potential transaction on a no-names basis in the Company’s securities filings, neither Contributors nor the Company shall disclose to any third party, other than agents of Contributors or the Company on a need-to-know basis who agree to be bound by the terms of this provision, information regarding the matters contemplated this LOI. The Parties agree to consult with each other and to agree to the language of any press release announcing a transaction between them.

4.     Exclusive Dealing. The Contributors shall not, directly or indirectly, offer or solicit, initiate or encourage submission of inquiries, proposals or offers relating to its assets or any part thereof for sale to or enter into negotiations for the disposition of its assets or any part thereof with any person other than the Company until the Termination Date. The Contributors represent that no such proposals or offers are in existence as of the date hereof and there are no commitments or arrangements with third parties which would prevent the Contributors from negotiating or entering into an agreement with Company pursuant to the terms of this LOI.

5.     Costs. The Parties will each be solely responsible for and bear all of their own respective expenses, including, without limitation, expenses of legal counsel, accountants, finders, brokers or investment bankers and any other advisors, incurred at any time in connection with this LOI.

6.     Counterparts. This LOI may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same instrument.

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Please sign and date the enclosed copy of this LOI to confirm the mutual understandings and agreements as set forth in this LOI and return to the undersigned.

Very truly yours,

GOLDRANGE RESOURCES, INC.

a Nevada corporation

By /s/ Steve Bajic

Title President

Acknowledged and agreed to:

CONTRIBUTORS

JMT RESOURCES, LTD.

By ___/s/Mark Zouvas_______________

Title _Manager____________________

REO ENERGY, LTD.

By ___/s/ Joe Bill Bennett_____________

Title _Manager____________________

BENCO OPERATING, INC.

By ___/s/ Joe Bill Bennett______________

Title __Vice President_______________

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EXHIBIT A

Summary of Terms

Form of Transaction:

Contributions of Assets and assumption of scheduled liabilities and obligations in exchange for the issuance by the Company to the Contributors of shares of Common Stock as a qualified exchange pursuant to Section 351 of the Internal Revenue Code.

Assets:	All tangible and intangible assets on their respective balance sheet, more particularly described on Schedule 1 to this Exhibit A.
Liability Assumptions:	Company to assume obligations of the Contributors to be specifically identified in the definitive agreement.
Excluded Liabilities:

All liabilities not expressly assumed, including among others, expenses of the Contributors in connection with the transaction; income, sales and use taxes; obligations to affiliates; obligations under guaranties of debts of customers; obligations to employees.

Consideration:	Shares of Common Stock of the Company for the value of the contributed assets estimated at approximately $53,000,000. Shares to be allocated as direct by the Contributors.
Closing:	On or before December 31, 2006
Representations and Warranties:

The Contributor to make representations with respect to due authorization, execution and delivery, and binding effect, of definitive agreement and with respect to the assets and liabilities of the Contributors satisfactory to Company, including among others, those regarding financial history and condition; title to and condition of assets; environmental matters, liabilities; contracts; compliance with laws and instruments; litigation; taxes and other matters requested by Company. All to survive the closing (except those pertaining to taxes which are to survive until end of applicable statute of limitations).

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Indemnities:

The Contributors to indemnify Company against (a) any inaccuracy in any representation or warranty; (b) all liabilities and obligations arising from the Company’s assumption of contracts/leases prior to the closing (other than those expressly assumed by Company); (c) broker’s and finder’s fees.

Brokers/Finders:	No broker’s or finder’s fees to be payable by either Party.
Expenses:	Each Party to bear its own expenses incurred in the transaction.
Taxes:	All sales, use and similar taxes to be paid by the Contributors.

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